SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2003

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        On March 17, 2003, we entered into a Second Amendment to Credit Agreement, amending the Credit Agreement, dated as of September 20, 2002, by and among PMA Capital Corporation, as borrower, Bank of America, N.A., as administrative agent, Fleet National Bank, as syndication agent, Credit Lyonnais New York Branch, as documentation agent, and the other lenders. The amendment makes the following changes, among others, to the Credit Agreement:

o	reduces the commitments by the lenders to $45 million from $65 million;

o	increases the interest rate on a drawn basis to LIBOR plus 2.125% from LIBOR plus 1.80%; and

o	removes as an event of default a downgrade of our senior bank debt rating below BBB- by Standard &Poor’s.

        The amendment also changes the financial thresholds that we must meet to convert the outstanding principal amount of any loans under the facility at maturity into a term loan repayable in one payment on June 30, 2004. To do this, as of June 30, 2003:

o

our U.S.-domiciled insurance subsidiaries must have consolidated statutory surplus equal to the sum of $565 million plus any net issuance proceeds from any capital raising that are not used to reduce the obligations and commitments under the facility minus any amount of dividends from our insurance subsidiaries used to reduce the outstanding obligations;

o	our consolidated net income plus interest expense plus taxes for the two fiscal quarters ended June 30, 2003 must be at least $30 million; and

o	we must pay a fee equal to 0.50% of the amount of the term loan.

Item 7. Financial Statements and Exhibits.

        (c) The Exhibit Index on page E-1 is incorporated herein by reference.

Item 9. Regulation FD Disclosure.

        PMA Capital Corporation today issued a press release filed as Exhibit 99 and incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: March 17, 2003	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Number	Description	Method of Filing

99	PMA Capital Corporation news release dated March 17, 2003	Filed herewith

E-1